As filed with the Securities and Exchange Commission on November 9, 2007
An Exhibit List can be found on page II-6.
Registration No. 333- 144702

  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON D.C. 20549
Amendment No. 2
to
FORM SB-2
  REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW CENTURY COMPANIES, INC.
(Name of small business issuer)

Delaware	3541	06-10345787
(State or other jurisdiction	(Primary standard	(IRS employer
of incorporation)	industrial code number)	identification number)

9835 Santa Fe Springs Road
Santa Fe Springs, CA 90670
(562) 906-8455
(Address and telephone number of principal executive offices and principal place of business)

David Duquette, President
9835 Santa Fe Springs Road
Santa Fe Springs, CA 90670
(562) 906-8455
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor.
New York, New York 10018
(212) 930-9700 (212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE:

This Amendment No.2 to the Registration Statement on Form SB-2 amends the Registration Statement on Form SB-2 (File No. 333-144702) to include Exhibit 5.1 and to update the signature page under Part II of this Amendment No.2 to the Registration Statement on Form SB-2 of New Century Companies, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the corporate law of the State of Nevada, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision on our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the Company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC REGISTRATION FEE	$91.01
ACCOUNTING FEES AND EXPENSES	$5,000	*
LEGAL FEES AND EXPENSES	$40,000	*
MISCELLANEOUS	$4,908.99	*
	$50,000

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

PREFERRED STOCK

In June 2006, holders of the Company's Preferred C converted 1,200 shares into 20,000 shares of common stock. There were no other transactions related to preferred stock.

COMMON STOCK

Related to Motivated Minds Convertible Note

In connection with the initial issuance of the Motivated Minds convertible note on February 15, 2006, the Company issued 30,000 shares of common stock to the note holder. The proceeds of the note were allocated to the common shares using Relative Fair Value allocation method in accordance with APB No.14, resulting in debt discount of approximately $9,600, which was amortized over the life of the Note.

On March 7, 2006, in connection with the Motivated Minds convertible note dated February 15, 2006, the Company issued 30,000 restricted shares of common stock to Motivated Minds for extension of the maturity date of $300,000 of principal balance of the note until May 15, 2006. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction totaling approximately $18,900, which was amortized as interest expense over three months.

On April 25, 2006, the Company issued 9,091 shares of common stock for conversion of $6,000 of interest due on Motivated Minds Note. The common stock conversion price was recorded at $0.66 in accordance with the terms of the convertible note agreement.

On May 15, 2006, the Company issued 10,227 shares of common stock for conversion of $6,750 of interest due on Motivated Minds Note. The common stock conversion price was recorded at $0.66 in accordance with the terms of the convertible note agreement.

On July 25, 2006, in connection with the Motivated Minds convertible note dated February 15, 2006, the Company issued 45,000 restricted shares of common stock to Motivated Minds for extension of the maturity date of $150,000 of principal balance of the note until August 16, 2006, and the remaining principal balance of $150,000 of the note until October 16, 2006. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction totaling approximately $23,400, which was amortized as interest expense over three months.

On November 14, 2006, in connection with the Motivated Minds convertible note dated February 15, 2006, the Company issued 30,000 restricted shares of common stock to Motivated Minds for extension of the maturity date of $150,000 of principal balance of the note until December 16, 2006. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction totaling approximately $6,000, which was expensed immediately as interest expense.

Related to CAMOFI Secured Convertible Note

In connection with the initial issuance of the CAMOFI secured convertible   note on February 28, 2006, the Company issued 250,000 shares of common stock to Ascendiant Securities LLC. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction totaling approximately $157,500, which was recorded as deferred financing cost and is amortized over 3 years, the life of the note. As of December 31, 2006, a total of $43,750 was amortized to interest expense.

Other

In February 2007, the Company issued 150,000 shares of common stock valued at $60,000 (based on the market price of the shares on the date the services were completed in accordance with EITF 96-18) to a third party for investor marketing services under a one month contract.

In February 2007, the Company issued 100,000 shares of common stock valued at $36,000 (based on the market price of the shares on the date the services were completed in accordance with EITF 96-18) to a third party for financial consulting services under a 13 day contract.

In February 2007, the Company issued 300,000 shares of common stock valued at $126,000 (based on the market price of the shares on the date the services were completed in accordance with EITF 96-18) to a third party for investor relation services under a one month contract .

All the above three contracts were recorded as public company expense in the quarter ended March 31, 2007 in the accompanying consolidated statements of operations.

In May 2007, the Company issued 100,000 shares of common stock valued at $70,000 (based on the market price of the shares) to a third party for public investor relations services under one year contract. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and is amortized over the life of the agreement.

In June 2007, the Company issued 300,000 shares of common stock valued at $210,000 (based on the market price of the shares) to a third party for internet public investor relations services under a three year contract. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and is amortized over the life of the agreement.

In June 2007, the Company issued 15,000 shares of common stock valued at $10,500 (based on the market price of the shares) to a third party for public investor relations services under a 90 days contract. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and is amortized over the life of the agreement.

In June 2007, the Company issued 75,000 shares of common stock valued at $52,500 (based on the market price of the shares) to a third party for corporate consulting and market services under a 6 months contract. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and is amortized over the life of the agreement.

In June 2007, the Company` Board of Directors approved issuance of 675,000 shares of common stock as a conversion of principal and interest due on 12% Senior Secured Convertible debt. The shares were recorded on June 2007 in the issued and outstanding number of common shares, and were issued in July 2007.

During March 2006, the Company paid $900,000 in cash and issued 250,000 shares of restricted common stock to one of its creditors to settle $750,000 outstanding principal balance and $291,050 accrued interest on two defaulted notes payable. The Company recorded the stock at fair value (estimated based on the trading price of the Company's stock on the date of grant) totaling $157,500. The value of the stock issued and the cash paid exceeded the value of the amount of the outstanding debt and accrued interest by approximately $17,000. Such amount which was recorded as a loss on debt extinguishment.

In July 2006, the Company issued 100,000 shares of common stock valued at $41,000 (based on the market price of the shares) to a third party for corporate finance and investor relations services under a one month contract. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and expensed immediately.

In December 2006, the Company issued 150,000 shares of common stock valued at $28,500 (based on the market price of the shares) to a third party for public relations consulting services under a 14 day contract. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and approximately $28,500. At December 31, 2006, In accordance with the EITF 96-18, the Company performed a recalculation of the deferred consulting fees based on the fair value stock price at the ending of reporting period, and adjusted the fees to $31,500. The additional $3,000 difference was recorded as deferred consulting fees and is being amortized over the remaining term of the contract. At December 31, 2006, the remaining deferred consulting fees under this contract totaled $9,000.

On October 11, 2005, the Company issued 100,000 shares of restricted common stock to a consultant for corporate finance and investor relations services under a one year consulting agreement. The Company recorded the fair value of the common stock (based on the trading price of the Company's stock on the date of issuance) totaling $41,000 as deferred consulting fees and is amortizing such amount over the twelve month term of the agreement. Due to a significant increase of the Company’s stock price from issuance to the date when the services were deemed completed, at December 31, 2005, in accordance with the EITF 96-18, the Company performed a recalculation of the deferred consulting fees based on the December 31, 2005 fair value stock price, and adjusted the fees to $62,000. The additional $21,000 difference was recorded as deferred consulting fees and was amortized over the remaining term of the contract. At December 31, 2005, the remaining deferred consulting fees under this contract totaled $49,083. At December 31, 2006, the remaining deferred consulting fees under this contract were amortized entirely during the year.

On October 26, 2005, the Company issued 100,000 shares of restricted common stock to a consultant for corporate finance and investor relations services under a one year consulting agreement. The Company recorded the fair value of the transaction (based on the trading price of the Company's stock on the date of issuance $42,000 as deferred consulting fees and was amortizing such amount over the twelve month term of the agreement. Due to a significant increase of the Company’s stock price from issuance to the date when the services were deemed completed, at December 31, 2005, in accordance with the EITF 96-18, the Company performed a recalculation of the deferred consulting fees based on the December 31, 2005 fair value stock price, and adjusted the fees to $62,000. The additional $20,000 difference was recorded as deferred consulting fees and was amortized over the remaining term of the contract. At December 31, 2005, the remaining deferred consulting fees under this contract totaled $50,633. At December 31, 2006, the remaining deferred consulting fees under this contract were amortized entirely during the year.

On October 27, 2005, the Company issued 300,000 shares of restricted common stock to a consultant for corporate finance and investor relations services under a one year consulting agreement. The Company recorded the fair value of the common stock (based on the trading price of the Company's stock on the date of issuance) totaling $132,000 as deferred consulting fees and is amortizing such amount over the twelve month term of the agreement. Due to a significant increase of the Company’s stock price from issuance to the end of the reporting period, in accordance with the EITF 96-18, the Company performed a recalculation of the deferred consulting fees based on the December 31, 2005 fair value stock price, and adjusted the fees to $186,000. The additional $54,000 difference was recorded as deferred consulting fees and was amortized over the remaining term of the contract. At December 31, 2005, the remaining deferred consulting fees under this contract totaled $155,000. On November 1, 2006, the date the services were completed, in accordance with the EITF 96-18, the Company performed a recalculation of the deferred consulting fees based on the fair value stock price at the completion of contract, and adjusted the deferred consulting fees to $60,000. The remaining deffered consulting fees were fully amortized in 2006.

In December 2005, the Company issued 75,000 shares of common stock to a consultant for consulting services. However, the management inadvertently did not record the transaction. In December 2006, the Company recorded issuance of the 75,000 shares of common stock. The common stock was recorded at the estimated fair value of the common stock on the date of the transaction and approximately $14,250 was expensed immediately.

WARRANTS

In February 2006, the Company issued 454,545 warrants shares of common stock to the holder of the note in connection with the issuance of the Motivated Minds convertible note dated February 15, 2006. The Warrants are exercisable at a price of $0.66 per share and expire on February 14, 2011. Also, the Company issued an aggregate of 45,454 warrants shares of common stock to the Placement Agents and their assignees. The warrants are exercisable at a price of $.66 per share and expire on February 14, 2011. (See Note 6).

In February 2006, the Company issued 3,476,190 warrants shares of common stock to the holder of the note in connection with the issuance of the CAMOFI convertible note dated February 28, 2006. The Warrants are exercisable at a price of $0.63 per share and will expire on February 28, 2011. Also, the Company issued an aggregate of 722,539 warrants to the Placement Agent and its assignee. The warrants are exercisable at a price of $.63 per share and expire on February 28, 2011. (See Note 6).

In March 2006, the Company issued 150,000 warrants valued at $127,500 (estimated using a Black-Scholes option pricing model on the dates of grant) to a third party for consulting services under an agreement to write an Executive Informational Overview and 4 quaterly updates. The Company recorded the fair value of the common stock totaling $127,500 as deferred consulting fees and amortized such amount over the twelve month term of the agreement. In accordance with the EITF 96-18, the Company performed a recalculation of the deferred consulting fees based on the December 31, 2006 fair value stock price, and adjusted the fees to $31,500. The $96,000 difference was recorded as a decrease in deferred consulting fees.

On December 19, 2006, the Company entered into an Amended and Restated Registration Rights Agreement (the “Amendment”) with CAMOFI. Pursuant to the Amendment, CAMOFI agreed to waive any liquidated damages accrued prior to the date of the Amendment. An aggregate of 1,500,000 warrants valued at $300,000 (based on the stock trading price on the date of grant in accordance with EITF 96-18) were issued to the Noteholder as a consideration of the Amendment. The warrants are exercisable at a price of $.35 per share and expire on December 19, 2013. (See Note 6).

The foregoing were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, (the “Act”) for the private placement of the securities discussed above, pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean New Century Companies, Inc.

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement dated as of December 18, 2000. (1)

3.1	Certificate of Incorporation as filed with the Delaware Secretary of State, as amended.(2)

3.2	Certificate of Amendment to the Certificate of Incorporation as filed with the Delaware Secretary of State.(3)

3.2	Bylaws. (2)

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)

10.1
Agreement and Plan of Merger, dated as of May 25, 2003, by and among Internetmercado.com, Inc., New Century Remanufacturing, Inc., New Century Acquisition Corporation, David Duquette and Josef Czikmantori; (4)

10.2	Series A Convertible Note issued to Motivated Minds, LLC dated February 28, 2006 (6)

10.3	Common Stock Purchase Warrants issued to Motivated Minds, LLC dated February 28, 2006 (6)

10.4	Registration Rights Agreement dated February 15, 2006 (6)

10.5	Securities Purchase Agreement between New Century Companies, Inc. and CAMOFI Master LDC (5)

10.6	12% Senior Secured Convertible Note issued by New Century Companies, Inc. in favor of CAMOFI Master LDC (5)

10.7	Common Stock Purchase Warrant issued to CAMOFI Master LDC (5)

10.8	Registration Rights Agreement between New Century Companies, Inc. and CAMOFI Master LDC (5)

10.9	Escrow Agreement between New Century Companies, Inc., CAMOFI Master LDC and Katten Muchin Rosenman LLP, as Escrow Agent (5)

10.10	Security Agreement between New Century Companies, Inc. and its current and future subsidiaries on the one hand, and CAMOFI Master LDC on the other hand (5)

10.11	Subsidiary Guarantee provided by all current and future subsidiaries of New Century Companies, Inc. to CAMOFI Master LDC (5)

10.12	Lock-up Agreement with certain shareholders of New Century Companies, Inc. (5)

10.13	Allonge to Series A Convertible Note dated August 8, 2006 (8)

10.14	Amendment to Registration Rights Agreement dated August 8, 2006 (8)

10.15	Amended and Restated Registration Rights Agreement dated December 19, 2006 (7)

10.16	Common Stock Purchase Warrants issued to Motivated Minds, LLC dated December 19, 2006 (7)

10.17	Amended and Restated Registration Rights Agreement dated May 1, 2007(9)

10.18	July 18, 2007 CAMOFI Master LDC’ waiver of right to require registration of 33% of New Century Companies, Inc’ outstanding stock , (10)

10.19	Placement Agent agreement with Ascendiant Securities, LLC dated January 26, 2006 (9)

21.1	Subsidiaries of the Company (6).

23.1	Consent of Squar, Milner, Peterson, Miranda, & Williamson, LLP (filed herewith)

23.2	Consent of Sichenzia Ross Friedman Ference LLP (See Exhibit 5.1)

(1)	Incorporated herein by reference from the Company's filing on Form 8-K filed on August 23, 2000.

(2)	Incorporated by reference to Exhibit 2.1 the Company's Registration Statement on Form C-18, filed on August 14, 1980.

(3)	Incorporated by reference to 8-K filed June 4, 2003

(4)	Incorporated by reference to the Exhibit 2.1 of the 8-K filed June 4, 2003.

(5)	Incorporated by reference to the Company’s Form 8-K filed on March 13, 2006

(6)	Incorporated by reference to the Company’s Form SB-2 Registration Statement filed on June 8, 2006

(7)	Incorporated by reference to the Company’s Form 8-K filed on December 26, 2006

(8)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on January 23, 2007

(9)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on May 31, 2007

(10)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on July 19, 2007

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, in the City of Santa Fe Springs, State of California, on November 9, 2007.

New Century Companies, Inc.

By:	/s/ David Duquette
David Duquette Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ David Duquette David Duquette	Chief Executive Officer Chief Financial Officer and Director (Principal Executive Officer, Principal Financial and Accounting Officer)	November 9, 2007

/s/ Josef Czikmantori Josef Czikmantori	Secretary and Director	November 9, 2007